Exhibit 99.1

January 3, 2023
Cambridge, Mass., USA

Dear fellow shareholders,

When the world was disrupted by a global pandemic, a new technology played a critical role in protecting and restoring human health. Bringing hope during a time of suffering. Bringing relief during a time of anxiety.

That technology was mRNA.

mRNA is a very special molecule in the body. It exists there, hundreds of thousands of mRNA molecules in each one of your cells. It can help prevent and fight disease.

While others are just recognizing the potential of injecting mRNA as a medicine, as the pioneers, we’ve been at this for more than a decade. Although it may be new to much of the world, the technology is already several generations into its existence to us.

Since the beginning, it has been our mission to deliver on the promise of mRNA technology for patients. And we delivered at speed with our mRNA vaccine against COVID-19. As our first approved product, it has impacted hundreds of millions of lives around the world.

Today, we have the technology, the resources, and the team to change medicine forever. With 48 mRNA programs in our pipeline and 35 development candidates in active clinical trials, I believe this is just the beginning.

2022 was a Pivotal Year

In 2022, we matured to a company with multiple products on the market, and an extensive research pipeline across multiple modalities. Indeed, after 12 years of hard work on the science, we reached the most important pivot point in our company’s history.

We delivered again in the fight against COVID with two authorized Omicron-targeting bivalent vaccines, mRNA-1273.214 and mRNA-1273.222, bringing the latter to market in less than two months. Today, our COVID-19 vaccines have been approved in more than 70 countries as we continue to build our respiratory franchise.

Our platform technology also delivered the world’s first-ever mRNA cancer treatment to show efficacy in a randomized Phase 2 study. By making an individualized medicine for each unique patient, we are pioneering a new frontier in the fight against cancer with cancer treatments. And in another important advancement this year, we are seeing early promise in two rare disease programs.

Additionally, with the announcement of our Global Public Health strategy in 2022, we expanded our portfolio with a commitment to develop vaccines against priority pathogens that threaten global health including HIV, tuberculosis, malaria and neglected tropical diseases. We will continue to transparently report on our progress in our ESG Report, the first of which published last June.

To support our accelerated growth and to further deliver on our mission, we have stood up operations in 17 countries and we are building manufacturing plants around the world. At the same time, we are entering into partnerships with overseas governments, including a recently announced 10-year strategic partnership with the UK, to bring pandemic response capabilities as well as mRNA research, development and manufacturing to their broader health and science ecosystem.

We brought on new leaders in 2022 who will help us scale during our next phase of growth as we prepare for several upcoming new product launches. The Moderna team is now approximately 3,900 strong, all working together to positively impact human health globally.

Reflecting on our 2022 strategic priorities, we set out to advance our pan-respiratory booster vaccine; develop first-in-class vaccines against the most important latent viruses; bring to market therapeutics based on mRNA-encoded proteins; and bring to market innovative therapeutics based on mRNA-encoded gene editing enzymes. Our team has made important progress on these priorities to deliver on our mission for patients and create value for our shareholders, our employees, our communities and our partners.

Moderna is at an exciting stage with a growing mRNA platform, including three Phase 3 trials ongoing for new drugs, upcoming proof-of-concept data in rare diseases, significant commercial momentum and a strong financial position.

Looking ahead, we will continue to lead with our Values, our Mindsets and a deep sense of purpose embedded in everything we do. Our focus is to use our mRNA platform and the infrastructure we have built to address infectious and serious diseases. We will measure our success on the impact we make on improving human health.

Evolving Our Mission

When we set out in 2010, our Mission was “to deliver on the promise of mRNA science to create a new generation of transformative medicines for patients.” Just as our company evolves in this new age of medicine, so too must our mission.

Moderna has delivered on the promise of mRNA science.

Our team is using this knowledge to bring new drugs to the clinic and our platform is coming to life with multiple investigational drugs within modalities. Now we possess the necessary data, experience and expertise needed to quickly develop innovative medicines that continue to perpetually deliver on the promise of mRNA science.

With this, we can continue to build Moderna into the company we want it to be. We are harnessing the power of mRNA to create a new category of medicines and a company that maximizes its impact on human health. Our new Mission:

Deliver the greatest possible impact to people through mRNA medicines.

Delivering the Greatest Possible Impact through mRNA Medicines

Now that we know our mRNA medicines can have a profound impact on human health, we will continue to focus on relentless execution of our goals. I will share a few highlights of our recent progress and anticipated milestones in this letter and you can learn more from our September 2022 R&D Day announcement.

Respiratory Vaccines

As we build our respiratory franchise, we are applying our experience and using our mRNA platform to develop medicines that can help prevent hospitalizations and deaths from the top respiratory viruses. By pursuing combination products to protect against a range of diseases, we can potentially help decrease morbidity and mortality from respiratory disease, lower healthcare costs and increase health security globally.

Our late-stage respiratory vaccine pipeline continues to progress. The Phase 3 immunogenicity and safety study of one of our seasonal influenza vaccine candidates in the Southern Hemisphere is fully enrolled with approximately 6,000 participants. We also initiated a Phase 3 efficacy trial in the Northern Hemisphere to test the vaccine’s efficacy compared to a currently licensed seasonal influenza vaccine.

The Phase 3 study of our RSV vaccine candidate in adults over 60 years of age has enrolled more than 36,000 of the 37,000-participant target. The study has been designed to provide an efficacy readout expected in the 2023 winter season. Since RSV also imposes a significant disease burden on children, we are studying our RSV vaccine candidate in an ongoing Phase 1 trial in pediatric populations.

We are also progressing several combination respiratory vaccine candidates. A Phase 1/2 study of our combination vaccine candidate targeting SARS-CoV-2 and influenza is fully enrolled and ongoing. We further initiated a clinical trial for a combination vaccine candidate targeting SARS-CoV-2, influenza, and RSV this year.

Latent Vaccines

Once a human is infected by a latent virus, the virus remains in the body and can lead to lifelong medical complications. We are committed to developing a portfolio of vaccine and therapeutic candidates against latent viruses, including cytomegalovirus (CMV), Epstein-Barr virus (EBV), human immunodeficiency virus (HIV) and varicella-zoster virus (VZV). To date, we have enrolled approximately 40 percent of anticipated participants in the Phase 3 study of our CMV vaccine candidate and enrollment is ongoing in the U.S. and internationally.

Public Health Vaccines

We have also focused on developing a global health vaccine program since our inception and with our recently announced Global Public Health Strategy, we are expanding our work to develop vaccines against 15 priority pathogens that threaten global health by 2025. We are committed to bringing the full force of our mRNA vaccine platform to combat infectious diseases of public health concern and we look forward to working with global partners to prevent future pandemics and help millions of people worldwide.

Therapeutics

Cancer

Personalized cancer vaccines target an individual patient’s unique tumor mutations to selectively treat their cancer. Moderna’s personalized cancer vaccine program is being developed in partnership with Merck and is designed to stimulate an immune response by boosting T cells, which are believed to be necessary for recurrence-free survival.

Recent primary data from our Phase 2 study showed that the investigational personalized cancer vaccine in combination with KEYTRUDA® (pembrolizumab) can improve recurrence-free survival in patients with resected melanoma at high risk of recurrence, compared to KEYTRUDA alone. Adjuvant treatment with mRNA-4157/V940 in combination with KEYTRUDA reduced the risk of recurrence or death by 44 percent.

For the first time ever, we have demonstrated the potential for mRNA to have an impact on outcomes in a randomized clinical trial in melanoma. We will begin additional studies in melanoma and other forms of cancer with the goal of bringing truly individualized cancer treatments to patients.

Rare Diseases

In rare diseases, our programs aim to deliver mRNA into target organ cells as a therapeutic approach for diseases caused by a missing or defective protein. We are excited about several clinical trials in this therapeutic area that have the potential to help improve quality of life for young patients and their families.

The Phase 1/2 Paramount study of our propionic acidemia program is ongoing and the first two groups of patients are fully enrolled. Encouraging early data have shown a decrease in the number of metabolic decompensation events (MDEs) among participants and initial discussions with regulators are supportive of MDE as a primary endpoint for a pivotal study. We are optimistic that we will have clinical impact so that we can finalize the dose in early 2023. The Phase 1/2 study of our methylmalonic acidemia candidate is ongoing and we are recruiting participants in the United Kingdom, Canada, and the U.S. with preliminary data expected to be available in 2023.

We are also evaluating the safety, tolerability and pharmacology of a single IV dose of our therapeutic candidate for glycogen storage disease 1a (GSD1a) in adult participants in a Phase 1 study. Enrollment is ongoing and initial data are expected in 2023.

Based on proof-of-concept data and leveraging our learnings from our rare disease programs, we recently announced a new development candidate for ornithine transcarbamylase (OTC) deficiency, which uses the same lipid nanoparticle (LNP) as our GSD1a program. This is our sixth rare disease candidate.

Cardiovascular

We are excited to develop novel mRNA medicines to address the significant unmet medical needs of heart failure patients, joining our existing clinical candidates in infectious diseases, oncology and rare diseases. In December 2022, we dosed the first patient in our relaxin Phase 1B clinical trial, which is an important step in advancing a potential new treatment for cardiovascular disease. Our drug candidate is designed to produce the naturally occurring cardioprotective hormone relaxin and uses similar technology as our investigational treatment for propionic acidemia. Longer duration relaxin and repeated infusions could allow for improved outcomes with a treatment that matches the time course of the pathophysiology of heart failure, which large pharmaceutical companies have been unable to show in previous trials.

At the end of 2021, we saw early positive data from the AstraZeneca-led Phase 2 EPICCURE study evaluating the use of an mRNA therapeutic that encodes for VEGF-A in patients undergoing coronary artery bypass grafting. We continue to push new boundaries in the treatment of cardiovascular and other ischemic vascular diseases to address serious unmet needs with the goal of improving patients’ lives.

Inhaled Pulmonary

At the end of 2021, we announced our first program in a new modality with “inhaled pulmonary therapeutics.” Since then, GLP toxicology studies for the Cystic Fibrosis (CF) program Vxc-522 have been ongoing in partnership with Vertex. In December 2022, the U.S. FDA cleared the Investigational New Drug application for Vxc-522, our first inhaled mRNA candidate. With this new development candidate moving to the clinic, this marks our seventh modality going into human studies.

Gene Editing

Next on the horizon are innovative therapeutics based on mRNA-encoded gene editing enzymes. Moderna Genomics is our effort to expand the use of our platform to create more innovative drugs to help patients with new cures for diseases. Our vision is to be a leader in large, complex genomic editing, and our strategy is to invest internally and to set up strategic partnerships with next-generation gene editing companies.

Acting Responsibly

Today, we are guided by our unwavering belief that Moderna's mRNA platform can solve the world’s greatest health challenges—from diseases impacting millions to medicines personalized down to the individual patient. As part of our Global Public Health Strategy, we launched our new mRNA Access program to create a community of global scientists who can access our mRNA vaccine technology from anywhere in the world. The world needs novel, innovative approaches to address both known and emerging infectious diseases and we know that we can't go it alone.

We are also committed to maintaining a great work environment for our employees, as exemplified by our eighth consecutive year ranked as a best company to work for by Science in 2022. Being our best also means building a company that is responsible and minimizes our impact on the planet, and I am proud of our progress toward setting a baseline for our greenhouse gas emissions and establishing science-based targets.

Additionally, we are passionate about addressing the inequalities made even clearer by the pandemic, while contributing to the communities where we live and work. With the launch of the Moderna Charitable Foundation in April and the generous engagement of our employees, we are extending our societal impact. We believe that our continuous focus on quality, transparency, and ethics, is critical to build and maintain trust with all our stakeholders.

I encourage you to read more in our 2021 ESG Report and access the replay of our first-ever ESG Day webcast hosted in November.

Looking Ahead

Our platform goes beyond a single pathogen, disease or pandemic. It is about human health and maximizing the impact of mRNA medicines. Because mRNA is an information molecule, our hypothesis has always been this: if we invest in science over time, we may be able to create many applications of this technology, potentially changing the way medicine is made. We have the tools; now it is just a matter of work and time.

As we look ahead, and building on our progress in 2022, we have formulated new strategic priorities for 2023:

•Execute the operational and sales plan for COVID
•Build an unrivaled seasonal respiratory vaccine franchise
•Execute on a bold campaign of cancer vaccine studies
•Advance rare metabolic disease programs
•Drive rapid advancement and growth in our latent vaccine portfolio
•Deliver the next-generation pipeline and platform
•Build a culture of perpetual learning, and strengthen our process and digital systems

We will continue to invest deeply in the science and in our team so we can build on having the best mRNA platform on the planet. We will also continue to invest in building global manufacturing capabilities to support future product launches, including seasonal updates and different product formulations.

Preparations are underway for multiple vaccine launches globally between 2023 and 2026. Commercial priorities include planning for the 2023 endemic COVID-19 market, expanding into respiratory vaccine markets with single-agent and combination vaccines for RSV, influenza, and COVID-19, preparing for a possible CMV vaccine launch, and entering the therapeutics market. We will also pursue an accelerated pathway for potential approval of our flu vaccine in 2023.

This tremendous progress is made possible by our incredible team, who continues to work with a deep sense of responsibility to deliver the greatest possible impact to people through mRNA medicines. We give our employees a platform to change medicine and an opportunity to change the world—and I am inspired each day by their dedication to our Mission, Values and Mindsets.

I am also grateful to our executive committee and our board of directors for their unwavering guidance and support. Along with our employees, shareholders, partners and communities, they have been a driving force in the delivery of our mission.

Most of all, I am thankful for all the people who have put their trust in us.

Warmest regards,

Stéphane Bancel
Chief Executive Officer

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Forward-Looking Statements Disclaimer

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding: the potential of mRNA as a molecule and a drug; Moderna’s global public health initiatives, including its work to develop vaccines against 15 priority pathogens that threaten global health by 2025; Moderna’s expanding manufacturing footprint and global partnerships to bring pandemic response capabilities, as well as mRNA research, development and manufacturing, globally; the anticipated launch of multiple vaccine products globally between 2023 and 2026; the potential benefits of combination respiratory products, including to prevent hospitalizations and deaths; the anticipated timing of an efficacy readout for Moderna’s Phase 3 RSV vaccine candidate in older adults; the potential of Moderna’s personalized cancer vaccines to effectively treat different types of cancer, including melanoma, and plans for studying treatment in additional types of cancer; the potential of Moderna’s programs in rare diseases, and expected progress and timing of data in Moderna’s clinical studies of its candidates targeting propionic acidemia, methylmalonic acidemia and glycogen storage disease 1a; Moderna’s potential new treatment for cardiovascular disease; Moderna Genomics and Moderna’s ability to expand the use of its platform into genomic editing; Moderna’s preparations for a possible CMV vaccine launch; Moderna’s pursuit of an accelerated pathway for potential approval of its influenza vaccine in 2023; and Moderna’s ability to execute on its strategic priorities for 2023. The forward-looking statements in this letter are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this letter in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date of this letter.